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                                                                   EXHIBIT 23(b)


The Directors
SEEBOARD plc

We consent to the incorporation by reference in the registration statement on Form S-3 of Central and South West Corporation of our report dated 6 June 1995 with respect to the consolidated balance sheets of SEEBOARD plc as of 31 March 1995 and 31 March 1994 and the related profit and loss accounts and cash flows for each of the years in the two-year period ended 31 March 1995, which report appears in the Form 8-K of Central and South West Corporation dated 19 January 1996 and to reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG
KPMG                                                                    London
Chartered Accountants                                         21 February 1996
Registered Auditors